Exhibit 16.1

January 26, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Remaro Group Corp.

Commission File No. 333-215000

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 26, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

wPritchett, Siler and Hardy P.C.